Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of September 29, 2004, between IBERIABANK Corporation (“IBKC”) and American Horizons Bancorp, Inc. (“AHB”).

RECITALS

1. Each of AHB and IBKC is a registered bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”).

2. The Board of Directors of each of AHB and IBKC believes that the transactions described in this Agreement are in the best interests of each such party and its shareholders.

3. By virtue of the reorganization that is effectuated by this Agreement, (a) AHB will be merged with and into IBERIABANK Acquisition Corporation (“IBAC”), a wholly-owned subsidiary of IBKC (the “Merger”), and (b) as a result of the foregoing Merger, except as provided in this Agreement, the then outstanding shares of AHB common stock will be converted into shares of IBKC common stock, par value $1.00 per share (“IBKC Common Stock”), and cash.

4. The Merger is subject to prior approval of, among others, the shareholders of AHB and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and the prior satisfaction of certain other conditions set forth in this Agreement.

5. The parties intend that the reorganization contemplated by this Agreement qualify for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code of 1986 (the “Code”).

AGREEMENT

In consideration of the foregoing and of the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1: Merger and Closing

1.1 Merger. Subject to Article 5, at the Effective Time, as defined below, AHB will merge with and into IBAC pursuant to the Agreement of Merger in the form of Exhibit A (the “Merger Agreement”).

1.2 Time and Place of Closing. (a) The closing of the Merger (the “Closing”) will take place on a mutually agreed upon Business Day no later than the end of the month in which occurs the last of (i) the date that is the required number of days after the date of the order of the Federal Reserve approving the Merger pursuant to the BHC Act, (ii) the effective date (including expiration of any applicable waiting period) of the order of the final federal or state regulatory agency approving the Merger or the expiration of all required waiting periods after the filing of all required notices to all federal or state regulatory agencies required to consummate the Merger, and (iii) the date on which the shareholders of AHB approve this Agreement; or such other date as the parties hereto may mutually agree. “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close. If all conditions in Article 5 hereof are satisfied, or waived by the party entitled to grant such waiver, at the Closing (i) the parties shall each provide to the others such proof of satisfaction of the conditions in Article 5 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by Article 5 shall be delivered, (iii) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreement, and (iv) the parties shall take such further action including (without limitation) filing the Merger Agreement as is required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

(b) If on any date established for the Closing all conditions in Article 5 hereof have not been satisfied or waived by each party entitled to grant such waiver, then either party, on one or more occasions, may declare a delay in the Closing of such duration, not exceeding ten (10) Business Days, as the declaring party may select, but no such delay shall extend beyond the last date set forth in Section 6.1(c), and no such delay shall interfere with the right of either party to declare a termination pursuant to Article 6. The place of Closing shall be at the office of IBKC set forth in Section 7.1.

1.3 Effective Date and Time. The Merger Agreement will be filed with the Secretary of State of Louisiana before or concurrently with the Closing, and the Merger will be effective on the date and time (the “Effective Time”) specified in the filings.

ARTICLE 2: Conversion of AHB Common Stock

2.1 Conversion of AHB Common Stock.

(a) Except for shares of AHB Common Stock as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited (“Dissenters’ Shares”) under the Louisiana Business Corporation Law (the “BCL”), and as otherwise provided herein, at the Effective Time each outstanding share of AHB Common Stock will be converted into the “Merger Consideration” which shall mean:

(i) (A)3771 (the “Exchange Ratio”) shares of IBKC Common Stock (to the nearest ten-thousandth of a share) to be exchanged for each share of AHB Common Stock and cash (without interest) payable with respect to any fractional share of IBKC Common Stock (as determined below); or

(B) if the average of the closing prices of the IBKC Common Stock as reported on the Nasdaq Stock Market on each of the ten (10) trading days ending five (5) Business Days prior to the Effective Time (the “Market Value”) is greater than $59.02 per share, the Exchange Ratio shall equal the quotient (to the nearest ten-thousandth of a share) obtained by dividing $22.25 by the Market Value; or

(C) if the Market Value is less than $56.00 per share, the Exchange Ratio shall equal the quotient (to the nearest ten-thousandth of a share) obtained by dividing $21.11 by the Market Value; plus

(ii) the right to receive a cash payment (without interest) to be determined as follows: (A) Schedule 2.1 identifies all loans, funded and unfunded commitments, and letters of credit to certain individual and related AHB borrowers (“Obligations”) and sets out beside each Obligation an amount herein referred to as a “Cash Credit”, with all such Cash Credits totaling an aggregate of $1,588,862 as of the date of this Agreement (the “Cash Consideration”);

(B) For Obligations that have been cancelled, paid in full or sold in their entirety by AHB prior to the fifth Business Day before the Closing (the “Calculation Date”) for a price not less than the total amount of the Obligations then outstanding, the entire Cash Credit with respect thereto shall be included in the Cash Consideration;

(C) For Obligations that remain outstanding as of the Calculation Date, that portion of the Cash Credit determined by multiplying the Cash Credit times a fraction, the denominator of which is the total amount of the Obligations set forth in Schedule 2.1 and the numerator of which is the amount by which the balance of the Obligations on the Calculation Date is less than such total amount, shall be included in the Cash Consideration;

(D) For Obligations that are sold in their entirety by AHB after the Calculation Date and prior to the Closing for a price not less than the Obligation amount then outstanding less the net Cash Credit resulting from the reduction of the Obligation amount set forth in Schedule 2.1, the net Cash Credit shall be included in the Cash Consideration;

(E) No Cash Credit shall be available for any portion of an Obligation that is charged off, and no Cash Credit shall be available if, without the prior consent of IBKC, any material collateral securing an Obligation is released other than in connection with the full payment or sale of the entire Obligation; and

(F) At the Closing, each AHB shareholder’s fractional interest in all then outstanding shares of AHB Common Stock shall be multiplied by the Cash Consideration.

(b) Shares of AHB Common Stock that are held by AHB and any AHB subsidiary (other than shares held in a fiduciary capacity other than for AHB and any AHB subsidiary) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Time and without any further action by any party.

(c) If before the Effective Time, IBKC should split or combine the IBKC Common Stock, or pay a stock dividend in IBKC Common Stock, or otherwise change the IBKC Common Stock into any other securities, or make any other dividend or distribution in respect of the IBKC Common Stock (other than normal cash dividends as the same may be adjusted from time to time in accordance with or not in violation of this Agreement), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(d) In lieu of issuing any fractional share of IBKC Common Stock, each holder of AHB Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the certificate(s) which represented AHB Common Stock, will receive cash (without interest) equal to such fractional share multiplied by the Market Value.

(e) After the Effective Time, each holder of AHB Common Stock (other than Dissenters’ Shares), upon surrender of such holder’s certificates in accordance herewith, will be entitled to receive the Merger Consolidation into which such holder’s shares have been converted, less any applicable tax withholding. Until then, each certificate for AHB Common Stock will represent the number of whole shares of IBKC Common Stock and cash into which the shares of AHB Common Stock represented thereby were converted, except that IBKC may refuse to pay any dividend or other distribution payable to holders of any unsurrendered certificate for AHB Common Stock until surrender. Whether or not a certificate for AHB Common Stock is surrendered, after the Effective Time it will not represent any interest in any person other than IBKC.

(f) As soon as practicable after the Effective Time, but in no event later than ten (10) Business Days following the Effective Time, IBKC or IBKC’s stock transfer agent shall mail to each holder of record of an AHB Common Stock certificate or certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the certificates to the stock transfer agent) and instructions for use in effecting the surrender of the certificates in exchange for the Merger Consideration into which the shares of AHB Common Stock represented by such certificate or certificates shall have been converted pursuant to this Section 2.1. Upon proper surrender of a certificate for exchange and cancellation to the stock transfer agent, together with a properly completed letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares of IBKC Stock to which such former holder of AHB Common Stock shall have become entitled pursuant to this Agreement and the Merger Agreement and (ii) a check representing that amount of cash to which such former holder of AHB Common Stock shall have become entitled pursuant to this Agreement and the Merger Agreement.

2.2 AHB Stock Options. Each option to purchase shares of AHB Common Stock which remains unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, AHB shall enter into an agreement with each holder of an option to purchase AHB Common Stock to make a cash payment immediately prior to the Effective Time to each such holder of an amount determined by multiplying each share of AHB Common Stock subject to such holder’s AHB option by each of the Exchange Ratio and the Market Value and then subtracting the aggregate exercise price of such AHB Option.

2.3 Exchange of Certificates. Each holder of AHB Common Stock (other than holders of Dissenters’ Shares), upon surrender of his or her stock certificate to IBKC together with a completed letter of transmittal in the form provided by IBKC, will be entitled to receive his or her Merger Consideration, less any applicable tax withholding.

ARTICLE 3: Representations and Warranties

3.1 Mutual Representations and Warranties. Each party represents and warrants to the other, to the extent pertaining to itself, its subsidiaries, and/or its business or affairs, that:

(a) Organization; Qualification. It is a business corporation duly organized and validly existing under the BCL, is a bank holding company within the meaning of the BHC Act, has all requisite corporate power and authority to own and lease its property and to carry on its business as currently being conducted and is qualified and in good standing wherever the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” shall mean, an event, change, violation, circumstance or effect, individually or when taken together, that is or is reasonably likely to (i) be materially adverse to the financial condition, assets, capitalization, management, business, prospects or results of operations of such party and its subsidiaries, taken as a whole, or (ii) to materially impair the authority or ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to any party: (v) any effect resulting from changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements generally applicable to banks or their holding companies, (w) any direct effects of compliance with the terms and conditions of this Agreement on the operating performance of such party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, (x) any effect resulting from the announcement or pendency of the Merger, (y) any effect resulting from actions or omissions of a party taken with the prior informed consent of the other parties in contemplation of the transactions contemplated hereby, or (z) any effect that results from changes affecting the banking industry, either generally or in Northeast Louisiana, or the United States or Louisiana economies generally (which changes in each case do not disproportionately affect such entity in any material respect).

(b) Corporate Authorization; No Conflicts. Subject to any required shareholder and regulatory approvals, all acts required for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Merger have been validly taken. Subject to required shareholder and regulatory approvals, this Agreement is its binding obligation, enforceable in accordance with its terms, except to the extent limited by bankruptcy and other similar laws and court decisions affecting the enforcement of creditors’ rights generally and by general equitable principles. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will (i) violate, conflict with, or breach any provisions of, (ii) constitute, or with notice or lapse of time or both would constitute, a default under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any encumbrance upon any of its material assets under, its or its subsidiaries’ (“subs”) articles of incorporation, by-laws or any material instrument to or by which it or its subs or any material portion of its or its subs, assets is bound; or (v) violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body (“Law”) applicable to it or its subs or any material portion of its assets.

(c) Broker’s or Finder’s Fees. No person is entitled to any commission, broker’s, finder’s or financial advisory fee from it or its subsidiary bank in connection with the Merger other than Chaffe & Associates, Inc., whose engagement letters with AHB have been delivered to IBKC.

(d) Community Reinvestment Act; Fair Lending. It and its subsidiary bank each has complied in all material respects with the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory”, and has received no material criticism from regulators with respect to discriminatory lending practices or compliance with fair lending laws.

(e) Accuracy of Statements. Nothing herein or in any information furnished or to be furnished by it pursuant hereto, contains or will contain, as of the date hereof, the effective date of the Registration Statement (defined in Section 4.2), the date of the Proxy Statement (defined in Section 4.2) and the date of Closing, when taken together, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

3.2 Additional AHB Representations and Warranties. AHB represents and warrants to IBKC that:

(a) Capital Stock; Other Interests. AHB’s authorized capital stock consists of 10,000,000 shares of AHB Common Stock, of which 2,036,920 shares are issued and outstanding and 15,458 shares are held in its treasury. All outstanding shares of AHB Common Stock and all outstanding shares of the capital stock of the Bank, have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.2(a), there are no stock options or other rights (including conversion rights) outstanding to acquire, or any obligation to issue, sell or deliver any of such rights or any shares of, its or Bank’s capital stock. Neither AHB nor the Bank has any equity or voting interest exceeding 1% in any entity other than its interest in the Bank, of which it directly or indirectly owns all of the shares outstanding, free and clear of any liens, equities or encumbrances whatsoever.

(b) Financial Statements and Reports. AHB has delivered to IBKC (i) its audited balance sheets as of December 31, 2002 and 2003, and its unaudited balance sheet as of June 30, 2004, and the related audited and unaudited statements of income, shareholders’ equity and cash flows (“Operating Statements”) for the respective years and six months then ended, the related notes thereto, and the report of its independent public accountants with respect thereto in the case of annual financial statements (collectively, the “Financial Statements”), (ii) all call reports made by the Bank to any regulatory agency and all reports made by AHB to the Federal Reserve since, and to the extent permitted by law all examination reports with respect to AHB or the Bank or made by any regulatory authority since, December 31, 2000, and (iii) its reports and proxy statements sent to shareholders in 2001 and thereafter. The Financial Statements have been, and the financial statements delivered pursuant to Section 4.7 will be, prepared in conformity with GAAP applied consistently with prior periods, and present and will present fairly, in conformity with GAAP, AHB’s consolidated results of operations for the respective periods covered thereby, and its consolidated financial condition as of the respective dates thereof. All reports referred to in clause (ii) above have been filed on the appropriate form and prepared in all material respects in accordance with the requirements of the regulating agency. AHB and the Bank do not have, nor are any of their assets subject to, any material liability or obligation of any kind, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the latest balance sheet forming part of the Operating Statements (the “Latest Balance Sheet”).

(c) Loan and Investment Portfolios. All loans, discounts and financing leases in which AHB or the Bank is lessor (“Credits”) reflected on the Latest Balance Sheet (i) were, at the time and under the circumstances made, made for adequate consideration in the ordinary course of business, (ii) are evidenced by instruments that are true and genuine, (iii) are enforceable in accordance with their terms and (iv) if secured, have been secured by valid perfected security interests. Accurate lists of all such Credits and of AHB’s and the Bank’s investment portfolio as of the Latest Balance Sheet date have been made available to IBKC.

(d) Loss Reserves. Each allowance for losses on Credits and other real estate owned reflected on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no circumstances reasonably likely to require in accordance with such guidelines or GAAP a future material increase in any provisions for such losses or a material decrease in any of such allowances. Each such allowance after the Latest Balance Sheet date will be adequate in accordance with such guidelines and GAAP in all material respects.

(e) No Material Adverse Effect. Since the Latest Balance Sheet date, there has been no circumstance known to management of AHB and the Bank that has had, or can reasonably be anticipated to have, a Material Adverse Effect.

(f) Absence of Certain Changes or Events. AHB and the Bank have not, since the Latest Balance Sheet date (except as set forth below), nor will have, without the consent of IBKC’s chief executive officer or his designee or as permitted in Section 7.2 of this Agreement, from the date hereof through the Closing:

(i) (A) since July 31, 2004, borrowed or loaned (including any extension, modification or renewal of an existing loan) any money in excess of $250,000, or pledged any of its credit in excess of $250,000, (B) mortgaged or otherwise subjected any asset to any encumbrance or liability, (C) transferred any of its loans or other assets in excess of $50,000, or (D) incurred any material liability or obligation of any kind whatsoever, whether accrued, contingent, known, unknown, matured or unmatured;

(ii) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing and non-interest bearing deposits;

(iii) had knowledge or reason to believe that any material labor unrest exists among, or that anyone has attempted to organize, any of its employees; or that any customer having deposits in excess of $500,000 or loans in excess of $1,000,000 or trust assets in excess of $500,000 has terminated or intends to terminate such customer’s relationship with the Bank;

(iv) failed to operate its business in the ordinary course consistent with past practices, to preserve its business organization substantially intact or to preserve the goodwill of its customers and others with whom it has material business relations;

(v) incurred or suffered any material loss not adequately reserved against on the Latest Balance Sheet or waived any material right;

(vi) other than in the ordinary course of business consistent with past practices, canceled any material debt owed to it or any of its material claims, or paid any of its noncurrent obligations or liabilities;

(vii) since July 31, 2004, made any capital expenditure or deployed insurance proceeds in excess of $10,000, or opened or renovated any ATM or branch office;

(viii) except as set forth in Section 4.6(l), paid or agreed to accrue or pay any money to any of its present or former directors, officers or other employees except pursuant to current pay schedules, or increased the compensation (including salaries, fees, bonuses, profit sharing, fringe benefits, incentive, pension, retirement or other similar payments) of any such person;

(ix) changed any accounting practice used in preparing the Financial Statements except as required by GAAP;

(x) made any Credit which has not been (A) at the time and under the circumstances made, made for adequate consideration in the ordinary course of business, (B) evidenced by instruments that are true and genuine, (C) enforceable in accordance with its terms, and (D) fully reserved against in an amount sufficient to provide for all net charge-offs reasonably anticipated in the ordinary course;

(xi) acquired any business or assets of any business or stock of any business other than in connection with the Credits; or

(xii) made any commitment to do any of the foregoing.

(g) Taxes. Each of AHB and the Bank has timely filed all required tax returns, tax information returns and reports required to be filed, paid all taxes, interest payments and penalties that were due (whether shown on such returns or otherwise), made (and will make) adequate provision for payment of all taxes accruable for all periods ending on or before the Closing (other than those being contested in good faith that have been disclosed to IBKC in Schedule 3.2(g)), and are not delinquent in the payment of any material amount of tax or governmental charge of any nature. No audit, examination or investigation is currently being conducted or threatened, and no material unpaid tax deficiencies or additional liabilities have been proposed or assessed, by any taxing authority; no agreements for extension of time for the assessment of any tax have been made by or on behalf of AHB or the Bank; and no position has been taken by AHB with respect to material tax matters which if known by the Internal Revenue Service or the Louisiana Department of Revenue would be reasonably likely to be contested or disputed by either or both of such bodies. AHB has, and will through the Closing Date, withhold all federal and state taxes payable by employees who exercise AHB stock options. Schedule 3.2(f) contains accurate and complete descriptions of any excess loss accounts, deferred intercompany transactions and AHB’s tax basis in the Bank.

(h) Assets.

(i) Except with respect to assets disposed of for adequate consideration in the ordinary course after the Latest Balance Sheet date in accordance with past practices and, to the extent the value of an asset disposed of exceeds $5,000, disclosed in Schedule 3.2(h), each of AHB and the Bank have good and merchantable title to all material assets reflected on the Latest Balance Sheet or acquired thereafter, free of all restrictions, liens and encumbrances except for (A) encumbrances that secure debt properly reflected on the Latest Balance Sheet or which secure deposits of public funds; (B) liens for taxes accrued but not yet payable; (C) liens arising as a matter of law in the ordinary course with respect to obligations incurred after the Latest Balance Sheet date that are not delinquent or are being contested in good faith; (D) such imperfections of title and encumbrances as do not materially detract from the value or materially interfere with the present use or merchantability of any such asset; and (E) capital leases and leases, if any, to third parties for fair and adequate consideration. AHB and the Bank each owns, or has valid leasehold interests in, all material assets used in its business.

(ii) Except for financing leases in which AHB or the Bank is lessor listed in Schedule 3.2(h), (A) each lease of any real property or any material personal property to which AHB or the Bank is a party is valid and in full force and effect in accordance with its terms in all material respects; (B) all rents and other amounts due thereunder have been paid; (C) there exists no default, or event which with the giving of notice, the lapse of time or both would become a default, thereunder; and (D) the Merger will not constitute a default or a cause for termination or modification of any such lease.

(iii) Each of AHB and the Bank has no obligation to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course consistent with past practices.

(i) Legal Proceedings and Compliance with Laws. (i) There are no claims, actions, suits, proceedings, arbitrations or investigations (“Actions”) pending or threatened, nor does AHB or the Bank have knowledge of a basis for any Action, in any court or before any governmental body or arbitration panel or otherwise, against AHB or the Bank; (ii) each of AHB and the Bank has complied with all Laws, and is not in default in any material respect under, and has not been charged or threatened with or come under investigation concerning any material violation of, any Law; and (iii) there are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any report to AHB or the Bank as a result of examination by any regulatory authority, nor is AHB subject to any written agreement, memorandum or order with or by any regulatory authority.

(j) Benefit Plans.

(i) Schedule 3.2(j) lists all (A) pension, retirement, profit sharing, deferred compensation, stock option, stock ownership, severance pay, vacation, bonus, and incentive plans or arrangements, (B) medical, vision, dental or other health plans, policies or arrangements, (C) life, health or disability plans, policies or arrangements, (D) employment, retention or severance contracts or arrangements and (E) fringe benefits or perquisites, provided or which may be provided by AHB or the Bank, to any present or past employee, director or the spouse or beneficiaries thereof (collectively, the “Benefits”). True and complete copies of all Benefit documents and written agreements established or maintained and currently in force during the preceding five years, together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements established or maintained during the preceding five years and the three most recent annual reports on form series 5500 with respect to any plan or arrangement have been made available to IBKC.

(ii) Except for the plans identified as such on Schedule 3.2(j) (the “Plans”), each of AHB and the Bank has not at any time sponsored, maintained or contributed to any employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), in which any employee is or was a participant. All contributions required by it have been made, all insurance premiums required have been paid and each Plan has been maintained and administered in all material respects in compliance with its terms and all applicable laws. No transaction has occurred that could result in the imposition of a tax or penalty under the Code or ERISA; there is no matter relating to any such Plan pending or threatened, nor, to its and Bank’s knowledge, are there any circumstances that could lead to (other than routine filings such as qualification determination filings) proceedings before, or administrative actions by, any governmental agency; there are no Actions pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any such Plan or its assets. Each of AHB and the Bank has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. No Plan is a multi-employer plan within the meaning of ERISA. A favorable determination letter has been issued by the IRS with respect to each Plan intended to be qualified under Code Section 401(a), the IRS has taken no action to revoke any such letter and nothing has occurred which would cause the loss of such qualification. Each of AHB and the Bank has not sponsored, maintained or made contributions to any arrangement (A) subject to ERISA Title IV or to Code Section 412, (B) providing for post-retirement medical benefits, (C) that is a “multiple employer welfare arrangement” as defined in ERISA Section 3(40), or (D) that provides benefits through a “voluntary employees’ beneficiary association” as defined in ERISA Section 501(c)(9).

(iii) All group health plans of AHB and the Bank to which Code Section 4980B(f) or ERISA Section 601 applies are in full compliance with the continuation coverage requirements of Code Section 4980B(f) and ERISA Section 601 and any prior violations of such Sections have been cured.

(iv) Except as provided in Section 4.13 and Section 4.17 and disclosed in Schedule 3.2(j), the Merger will not (A) result in the imposition of any obligation or liability on AHB, the Bank or IBKC to provide Benefits or make any payment to any of its current or former employees, (B) result in a prohibited transaction as such term is used in Code Section 4975 or ERISA Section 406, or (C) result in a payment or required payment from AHB or the Bank, or IBKC as a result of the Merger, that would be characterized as an “excess parachute payment” within the meaning of Code Section 280G(b)(1).

(k) Insurance. Each of AHB and the Bank maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are customary for institutions of its size and type. Each of AHB and the Bank is not now liable, nor will AHB become liable, for any material retroactive premium adjustment. All policies are in full force and effect, and neither AHB nor the Bank has received any notice of a material premium increase or cancellation with respect to any of AHB or the Bank’s insurance policies or bonds now in effect. Within the last three years, neither AHB nor the Bank has been refused any insurance sought or has reason to believe that its existing insurance coverage cannot be renewed upon terms as favorable as those presently in effect.

(l) Commitments. Except as set forth on the Schedule 3.2(l):

(i) neither AHB nor the Bank is a party to any (A) collective bargaining agreement; (B) agreement, contract or commitment (“Commitment”) with any employee not terminable at will without penalty by AHB or the Bank; (C) obligation of guaranty or indemnification except, if entered into in the ordinary course with respect to customers, letters of credit, guaranties of endorsements and guaranties of signatures and except for provisions of applicable law or provisions of AHB’s and the Bank’s Articles of Incorporation and By-laws relating to indemnification of directors and officers, as to which there is no pending or threatened claim; (D) commitment which will or may reasonably be expected to have a Material Adverse Effect; or (E) commitment limiting AHB’s or the Bank’s freedom to engage in any line of business or to compete with any person with respect to an activity permitted to AHB and the Bank by applicable law.

(ii) Schedule 3.2(l) lists each material Commitment (except usual and customary instruments entered into in the ordinary course with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities, and routine maintenance agreements) to which AHB or the Bank is a party. Neither AHB nor the Bank has in any material respect breached, nor is there any pending or threatened claim that AHB or the Bank has breached, any of the terms of any of its material Commitments.

(m) Authorizations. Each of AHB and the Bank has all licenses, franchises, permits and other authorizations (“Authorizations”) necessary for the continued conduct of AHB’s and the Bank’s business without interference or interruption. The Bank’s deposits are insured by the FDIC to the extent provided by law, and there are no pending or threatened Actions to revoke or modify that insurance or for relief under 12 U.S.C. §1818.

(n) Corporate Documents. AHB has delivered to IBKC copies of AHB’s and the Bank’s Articles of Incorporation and by-laws and has made available all of AHB’s and the Bank’s corporate minutes, other than minutes related to the negotiation or consideration of this Agreement. All of the foregoing and all of its stock transfer records are current, complete and correct in all material respects.

(o) Certain Transactions. No past or present director, executive officer or five percent shareholder of AHB or the Bank has, since January 1, 2000, engaged in any transaction or series of transactions which, if AHB or the Bank had been subject to Section 14(a) of the Securities Exchange Act of 1934 (the “34 Act”) at all times since that date, would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission (“SEC”).

(p) Environmental Matters.

(i) Each of AHB and the Bank are in material compliance with, and have obtained all required Authorizations under, any applicable Environmental Requirement (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties, including, without limitation, all immovable property currently owned or leased by AHB and the Bank, the banking premises and all improvements and fixtures thereon, properties acquired by foreclosure or in settlement of loans, properties which the Bank has or is judged to have managed or supervised or participated in the management of, and properties in which the Bank holds a security interest securing a loan recorded on the books of the Bank; and is in compliance in all material respects with all terms of such Authorizations and with all applicable Environmental Requirements. There are no past or present circumstances related in any manner to AHB or the Bank or to the properties that did or would, in any material respect, violate or prevent compliance with any Environmental Requirement, or give rise to any material Environmental Liability, as hereinafter defined. Neither AHB nor the Bank has received any request for information by any governmental authority with respect to the condition, use or operation of any of its properties, nor has AHB nor the Bank received any notice of any kind from any governmental authority or other person with respect to any violation of a claimed or potential Environmental Liability of any kind under any Environmental Requirement (including, without limitation, any letter, notice or inquiry from any person or governmental entity informing AHB or the Bank that either is or may be liable in any way under any Environmental Requirement or requesting information to enable such a determination to be made). There is no Action pending or threatened by any person against AHB or the Bank, or any prior owner of any of the properties and relating to the properties, relating in any way to any Environmental Requirement or seeking to impose any Environmental Liability. Neither AHB nor the Bank is subject to any material Environmental Liability not adequately reserved against on the Latest Balance Sheet.

(ii) No Hazardous Materials exists on, about or within any of the properties of AHB or the Bank, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of such properties, except as disclosed in Schedule 3.2(p). The use that AHB and the Bank make and intend to make of their respective properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the properties.

(iii) “Environmental Requirement” means all Laws relating to the protection of human health or the environment. “Environmental Liability” means any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) arising under any Environmental Requirement or under any other liability theory relating to release or threatened release into the environment, of any hazardous materials, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste. “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business of such party as office or cleaning supplies.

(q) Fairness Opinion. AHB has received an oral opinion from Chaffe & Associates, Inc., AHB’s financial advisor, to the effect that the Merger Consideration is fair to AHB’s shareholders from a financial point of view. AHB shall deliver to IBKC a written copy of such opinion.

3.3 Additional IBKC Representations and Warranties. IBKC represents and warrants to AHB that:

(a) Capital Stock; Other Interests. IBKC’s authorized capital stock consists of 25,000,000 shares of IBKC Common Stock, of which 8,649,777 shares are issued and outstanding, and 1,772,117 shares are held in its treasury, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding. All outstanding shares of IBKC Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

(b) Financial Statements and Reports. IBKC has delivered to AHB (i) its audited balance sheet as of December 31, 2003, and its unaudited balance sheet as of June 30, 2004 and the related audited and unaudited statements of income, shareholders’ equity and cash flows (“Operating Statements”) for the respective years and six months then ended, the related notes thereto, and the report of its independent public accountants with respect thereto with respect to annual statements (collectively, the “Financial Statements”), (ii) all call reports made by IBERIABANK to any regulatory agency and all reports made by IBKC to the Federal Reserve since, and to the extent permitted by law all examination reports with respect to IBKC and IBERIABANK or made by any regulatory authority since, December 31, 2000, and (iii) its reports or proxy statements filed with the SEC since January 1, 2001 and thereafter. The Financial Statements have been and the financial statements delivered pursuant to Section 4.7 will be prepared in conformity with generally accepted accounting principles (“GAAP”) applied consistently with prior periods, and present and will present fairly, in conformity with GAAP, its results of operations for the respective periods covered thereby, and its financial condition as of the respective dates thereof. All reports referred to in clauses (ii) and (iii), above, have been filed on the appropriate form and prepared in all material respects in accordance with the requirements of the regulating agency. IBKC and IBERIABANK do not have, nor are any of their assets subject to, any material liability or obligation of any kind, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the latest balance sheet forming part of the Operating Statements (the “Latest Balance Sheet”).

(c) Absence of Certain Changes or Events. Since the Latest Balance Sheet date, there has been no circumstance known to management of IBKC and IBERIABANK that has had, or can reasonably be anticipated to have, a Material Adverse Effect.

(d) Taxes. IBKC has timely filed all required tax returns, tax information returns and reports required to be filed, paid all taxes, interest payments and penalties that were due, made (and will make) adequate provision for payment of all taxes accruable for all periods ending on or before the Closing Date (other than those being contested in good faith that have been disclosed to AHB in Schedule 3.3(d)), and are not delinquent in the payment of any material amount of tax or governmental charge of any nature. No audit, examination or investigation is currently being conducted or threatened, and no material unpaid tax deficiencies or additional liabilities have been proposed, by any taxing authority; and no agreements for extension of time for the assessment of any tax have been made by or on behalf of IBKC or IBERIABANK.

(e) Legal Proceedings and Compliance with Laws. (i) There are no claims, actions, suits, proceedings, arbitrations or investigations (“Actions”) pending or threatened, nor does IBKC or IBERIABANK have knowledge of a basis for any Action, in any court or before any governmental body or arbitration panel or otherwise, against it and IBERIABANK; (ii) Each of it and IBERIABANK has complied with and is not in default in any material respect under, and has not been charged or threatened with or come under investigation concerning any material violation of, any Law; and (iii) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any report to it or IBERIABANK as a result of examination by any regulatory authority, nor is it subject to any written agreement, memorandum or order with or by any regulatory authority.

(f) Authorizations. Each of IBKC and IBERIABANK has all licenses, franchises, permits and other authorizations (“Authorizations”) necessary for the continued conduct of its and IBERIABANK’s business without interference or interruption. IBERIABANK’s deposits are insured by the FDIC to the extent provided by law, and there are no pending or threatened Actions to revoke or modify that insurance or for relief under 12 U.S.C. §1818.

(g) Corporate Documents. IBKC has delivered to AHB copies of its and

IBERIABANK’s articles of incorporation and by-laws and has made available all of its and IBERIABANK’s corporate minutes, other than minutes related to the negotiation or consideration of this Agreement, and stock transfer records. All of the foregoing and all of its reports and other information filed with the SEC are current, complete and correct in all material respects.

3.4 Accuracy and Completeness of Information Provided. The information with respect to IBKC included in the Registration Statement, including information incorporated by reference, will be true in all material respects, and the Registration Statement will not omit to state any information about IBKC necessary to a complete understanding of the information presented or necessary to an understanding of the business prospects and financial condition of IBKC. From the date that the Proxy Statement is delivered to the shareholders of AHB until the Closing Date, IBKC will provide AHB with notice of any event that causes the statements made in the Proxy Statement to be materially false or incomplete or which would cause the Proxy Statement to have a material omission with respect to information presented about IBKC, including without limitation prompt notice of any circumstances that has had or is reasonably likely to have a Material Adverse Effect.

ARTICLE 4: Covenants and Agreements

Each party covenants and agrees with the other as follows:

4.1 Cooperation and Best Efforts. Subject to the terms and conditions of this Agreement and the fiduciary duties of its Board of Directors and officers under applicable law, IBKC and AHB each agrees to use, and to cause its subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate, make effective, and plan systems and branch conversions, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby. Each of IBKC and AHB shall use, and shall cause each of its subsidiaries to use, its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement. This Section 4.1 shall not require either IBKC or AHB to waive any condition to such party’s obligation to consummate the Merger.

4.2 Registration and Proxy Statement. IBKC will prepare, and within ten (10) Business Days after receipt by it from AHB of all information about AHB necessary to be included therein (which IBKC agrees to request of AHB within five (5) Business Days from the date of this Agreement), file a registration statement (the “Registration Statement”), and cooperate with AHB in AHB’s preparation of its proxy statement (the “Proxy Statement”), which shall be part of the Registration Statement, for the purpose of registering the IBKC Common Stock to be issued hereunder and submitting this Agreement to AHB’s shareholders for approval, and AHB will as promptly as practicable after the date hereof furnish all information relating to it and its subsidiaries as IBKC may reasonably request for inclusion in the Registration Statement; provided that the form and content of the Proxy Statement shall be reasonably acceptable to AHB. Each party agrees to pay one-half of the expenses of preparing and filing the Registration Statement and Proxy Statement (other than the fees and the expenses of IBKC’s and AHB’s professional advisors) and the expenses of printing and mailing the Proxy Statement.

4.3 Press Releases. Prior to the Effective Time, IBKC shall be solely responsible for the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that (i) prior to any public announcement, IBKC shall consult with AHB as to the form and substance of any such press release or other public disclosure; (ii) nothing in this Section 4.3 shall be deemed to prohibit AHB from making any communication with its employees or shareholders, following consultation with IBKC regarding the substance of any such communications; and (iii) nothing in this Section 4.3 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by Law.

4.4 Investigations. Each party will provide the other and its authorized representatives reasonable access during all reasonable times to its and its subsidiary bank’s premises, properties, books and records, and furnish such information respecting its and its subsidiary bank’s business as the other party may from time to time reasonably request, except as restricted by Law. If this Agreement is terminated for any reason, each party will return without retaining copies thereof (except for one copy for use in defending itself in any dispute between them), all non-public materials obtained pursuant hereto and will destroy all work papers derived therefrom or prepared based on such information (except for one copy for use as stated above). For two years following such termination, each party will keep such information obtained from the other party confidential, except as may be required by law, and not use it in connection with its business and shall cause its employees, agents and representatives to do the same, in each case unless such information has become publicly available through no fault of the receiving party.

4.5 Preservation of Business. AHB will use its reasonable best efforts to preserve the possession and control of all of AHB’s and the Bank’s assets (other than those consumed or disposed of for value in the ordinary course), and the goodwill of customers and others having business relations with them, and will do nothing knowingly to impair their ability to keep and preserve their business as it exists on the date hereof. From the date hereof until the Effective Time, the Bank (i) shall consult with IBERIABANK in establishing the rates paid by the Bank on its deposit accounts, (ii) shall meet with IBERIABANK biweekly to review conduct of its loan approval process, and (iii) shall notify IBERIABANK (A) of all loans proposed to be originated in excess of $100,000 and (B) of any proposed change to the Obligations identified in Schedule 2.1 hereto.

4.6 Conduct of Business. AHB will, and will cause the Bank to, conduct its business only in the ordinary course consistent with past practices. In addition, except as otherwise provided herein, neither AHB nor the Bank will, whether or not in the ordinary course, without the prior consent of IBKC’s chief executive officer or his designee:

(a) cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue, as if each such representation and warranty were continuously made from the date hereof;

(b) declare, pay or make any dividend or distribution on, or reclassify or acquire, or issue (except upon exercise of options outstanding on the date of this Agreement) or sell or grant options or other rights to acquire any additional shares of or any securities or obligations convertible into or exchangeable for, its capital stock; except that if the Closing does not occur on or before March 31, 2005, the Cash Consideration to be paid at Closing shall be increased by an amount equal to 817,138 times the Exchange Ratio, multiplied by the aggregate per share cash dividends declared by IBKC with a record date between January 1, 2005 and April 1, 2005.

(c) amend its Articles of Incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

(d) place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in Section 3.2(h)(i), or, other than in the ordinary course of business consistent with past practices, or as disclosed in Schedule 4.6(d), cancel any material indebtedness to it or any material claims which it may have had, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(e) enter into any new line of business or merge or consolidate with another entity, or sell or otherwise dispose of a substantial part of its assets, or sell or dispose of any of its assets other than sales of Credits for not less than book value or of any asset held as other real estate or other foreclosed assets for an amount not less than 90% of its book value at the Latest Balance Sheet date;

(f) violate in any material respect any Law;

(g) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (and/or accruable for all periods or portions of periods up to the Effective Date) to any taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

(h) acquire investment securities;

(i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) any material Credit, or make or enter into any commitments to make any Credit which varies materially from its written credit policies, copies of which have been made available to IBKC;

(j) issue or deliver any AHB Common Stock certificate to replace any certificate claimed to be lost, destroyed or stolen without requiring an indemnity agreement and a bond from a solvent insurance company, in favor of IBKC and AHB and their respective transfer agents against any loss resulting from the issuance or delivery of such replacement certificate;

(k) reduce its reserve for loan losses below the amount recorded on its Financial Statements at June 30, 2004, except as may be required by Law, regulatory authority or GAAP;

(l) increase or change the salary or benefits of any of its employees (unless such change is required by applicable Law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which retirement benefits are provided), increase fees or benefits to any of its directors, pay any bonus to any of its employees or directors, enter into any employment agreement, change current officers’ titles, or enter into any other transaction other than normal banking transactions with any director, officer, employee or affiliate, except that AHB shall as of the date of this Agreement begin to accrue a year-end bonus to eligible employees (“Eligible Employees”) not to exceed $338,700 (the “Year-End Bonus”). AHB may pay up to 25% of the Year-End Bonus to Eligible Employees prior to December 25, 2004. Eligible Employees shall also receive the remaining 75% of the Year-End Bonus upon the conversion of the Bank’s processing systems unless they voluntarily terminate their employment with IBKC prior to that time.

(m) enter into any contract or series of related contracts over $5,000, whether or not in the ordinary course of business; or

(n) commit to do any of the foregoing.

4.7 Investigation and Confidentiality.

(a) Prior to the Effective Time, IBKC and AHB will keep the other party advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other party and its subsidiaries as such party reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. IBKC and AHB each agrees to furnish to the other party and the other party’s respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other party shall from time to time reasonably request. No investigation by one party shall affect the representations and warranties of the other party and, subject to Section 6.2 of this Agreement, each such representation and warranty shall survive any such investigation. Each party agrees to furnish the other party with all information necessary to expedite pre-conversion planning and implementation including, but not limited to, data processing, file layout, product mapping, customer identification and notification, and other conversion related activities. Each party shall maintain the confidentiality of all confidential information furnished to it by the other party in accordance with the terms of the confidentiality agreement dated August 11, 2004, between the parties (the “Confidentiality Agreement”).

(b) Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities law, each party to this Agreement (and each employee, representative, or other agent of such party) may (i) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transaction and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax of the transaction and does not include information relating to the identity of the parties.

4.8 Additional Information. Each party will provide the other (i) with prompt notice of any circumstance that has had or is reasonably likely to have a Material Adverse Effect, (ii) as soon as available, true, correct and complete copies of monthly and any other financial statements and other documents of the type referred to in Section 3.2(b), and (iii) promptly upon its dissemination, any report sent to its shareholders.

4.9 AHB Shareholder Approval. AHB shall call a shareholders meeting to be held as soon as reasonably practicable after the Registration Statement becomes effective for the purpose of considering and voting upon the Merger. In connection with the shareholders meeting (i) AHB shall mail the Proxy Statement to its shareholders, (ii) each party shall furnish to the other party all information concerning it and its subsidiaries that the other party may reasonably request in connection with the Proxy Statement, (iii) the Board of Directors of AHB shall, subject to its fiduciary duties under applicable law, recommend to its shareholders the approval of this Agreement and the Merger Agreement and cause AHB to use its reasonable best efforts to obtain such shareholder approval.

4.10 Prohibited Negotiations.

(a) AHB agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither it nor any of its subsidiaries or affiliates, nor any of the officers and directors of it or its subsidiaries or affiliates shall, and that it shall cause its and its subsidiaries’ and affiliates’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) AHB agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal informing them that the Board of Directors no longer seeks the making of any Acquisition Proposals.

(c) AHB agrees that it will use its best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section.

(d) Notwithstanding the foregoing provisions above, if any person after the date of this Agreement submits to AHB’s Board of Directors an unsolicited, bona fide, written

Acquisition Proposal, and AHB’s Board of Directors reasonably determines in good faith, after receipt of advice from outside legal counsel and prompt notice of such Acquisition Proposal to IBKC, that the failure to engage in discussions with such person concerning such Acquisition Proposal would likely cause the Board of Directors to breach its fiduciary duties to AHB and its shareholders, and after consultation with a financial advisor, then, in such case, (i) AHB may (A) furnish information about its business to such person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such person, provided that AHB must contemporaneously furnish to IBKC all such non-public information furnished to such person and (B) negotiate and participate in discussions and negotiations with such person; and (ii) if the AHB Board of Directors determines that such an Acquisition Proposal is a Superior Proposal (defined below), the AHB Board of Directors may (subject to the provisions of this Section) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement, in each case, (i) at any time after five Business Days following IBKC’s receipt of written notice (a “Notice of Superior Proposal”) advising it that AHB’s Board of Directors has received a Superior Proposal, identifying the person submitting the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and enclosing a copy of the Acquisition Proposal, and (ii) subject to IBKC’s Right of First Refusal (defined below). If IBKC elects not to exercise the Right of First Refusal, AHB shall provide IBKC with a final written notice of acceptance before accepting any Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which AHB’s Board of Directors determines (based on the written advice of Chaffe & Associates, Inc. or other financial advisor selected by the Board of AHB) are more favorable to AHB’s shareholders (in their capacities as shareholders) from a financial point of view than the Merger after giving effect to AHB’s Right of First Refusal. For the purposes of this Section, an Acquisition Proposal shall be “bona fide” if the Board of Directors of AHB reasonably determines that the person submitting such Acquisition Proposal is reasonably certain to consummate such Acquisition Proposal on the terms proposed.

(e) IBKC shall have the right for five (5) Business Days after receipt of a Notice of Superior Proposal to submit an Acquisition Proposal on terms not less favorable to AHB than the terms of the Superior Proposal, which right of IBKC shall be paramount to the rights of the person submitting the Superior Proposal (“Right of First Refusal”). If IBKC fails to exercise such Right of First Refusal within the time herein specified, AHB shall be at liberty to accept the Superior Proposal.

(f) As used herein the term “Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving AHB or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement to engage in any of the foregoing.

4.11 Further Cooperation. AHB will cooperate with IBKC in connection with planning for the efficient and orderly combination of the parties and the operation of IBKC and Bank after the Merger, and in preparing for the consolidation of appropriate functions to be effective at and after the Effective Time, provided that this covenant shall not require any action that, in the opinion of AHB’s chief executive officer or his designee, would not be in the best interest of AHB or Bank if the Merger were not consummated.

4.12 Regulatory Filings. IBKC will promptly prepare and file all regulatory filings required to be made with respect to the Merger.

4.13 Indemnification and Insurance.

(a) IBKC acknowledges that, by virtue of the Merger, IBAC will succeed to the indemnification obligations of AHB. IBKC will indemnify the directors, former directors, officers and former officers of AHB to the full extent permitted by AHB’s Articles of Incorporation and Bylaws or required by applicable law, as in effect on the date hereof. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of AHB and its subsidiaries as provided in their respective organizational documents and any existing indemnification agreements or arrangements of AHB and its subsidiaries, as disclosed in Schedule 4.13(a), shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) IBKC and IBERIABANK will, to the extent permitted by applicable Law, indemnify and hold harmless AHB and the Bank, and each of their respective directors, officers, employees and agents, and each controlling person of AHB within the meaning of the Securities Act of 1933 (the “1933 Act”), against any claims, suits, proceedings, investigations or other actions (“Claims”), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Proxy Statement, or an omission or alleged omission therefrom of a material fact necessary in order to make that statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Claims; provided, that IBKC and IBERIABANK will not be liable to AHB, the Bank or an indemnified person to the extent that any such Claim arises out of or and in conformity with information furnished to IBKC and IBERIABANK, with respect to AHB or the Bank, by AHB or the Bank or, with respect to any indemnified person, by that person.

(c) Any indemnified person wishing to claim indemnification under Section 4.13, upon learning of any claim, shall notify IBKC and IBERIABANK thereof in writing as promptly as is practicable; provided, however, that failure to so notify IBKC and IBERIABANK shall not relieve IBKC and IBERIABANK from any liability that would otherwise arise under this Section 4.13 except to the extent such failure prejudices IBKC and IBERIABANK. IBKC and IBERIABANK shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such indemnified person in connection with the defense thereof, except that if IBKC and IBERIABANK do not assume or continue to pursue such defense, or counsel for the indemnified person advises in writing that issues raise conflicts of interest between IBKC and IBERIABANK and the indemnified person, then the indemnified person may retain counsel satisfactory to such person (and reasonably satisfactory to IBKC) at IBKC’s and IBERIABANK’s expense; provided, however, that (i) IBKC and IBERIABANK shall not be obligated to pay for more than one counsel for all indemnified persons in any jurisdiction except as may be required due to conflicts of interest; (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim; and (iii) IBKC and IBERIABANK shall not be liable for any settlement effected without the prior written consent of IBKC, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to such indemnified person.

(d) AHB will, for total premiums not to exceed $28,386, purchase a continuation of its current directors and officers liability insurance for a coverage period of three (3) years after the Merger.

(e) If IBKC and IBERIABANK or any of their successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction, with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC and IBERIABANK set forth in this Agreement.

(f) The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, persons entitled to indemnification hereunder or his or her heirs and personal representatives.

4.14 Benefits to Employees. As soon as practicable after the Effective Time, IBKC shall seek to provide the employees of AHB and the Bank who remain employed after the Effective Time (collectively, the “Transferred Bank Employees”) with similar types and levels of employee benefits maintained by IBKC and IBERIABANK for their similarly situated employees, based upon functional responsibilities. The Transferred Bank Employees shall be given credit under each employee benefit plan, policy, program and arrangement maintained by IBKC and IBERIABANK after the Closing for their service with AHB and the Bank (including American Bank prior to the merger of American Bank into the Bank) prior to the Closing for all purposes, including severance, vacation and sick leave, including eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA); provided, however, that accrued vacation taken subsequent to the Effective Time may be subject to such limitations as IBKC and IBERIABANK may reasonably require. Upon IBKC’s request, AHB shall terminate its 401(k) Plan prior to the Effective Time. Any employee of AHB at the Effective Time who is not retained by IBKC shall receive a severance payment as if he or she were an employee of IBKC for the entire time he or she was an employee of AHB.

4.15 Agreement of Affiliates. AHB shall deliver to IBKC, no later than thirty (30) days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an “affiliate” of AHB for purposes of Rule 145 under the 1933 Act. Thereafter and until the Effective Time, AHB shall identify to IBKC each additional person whom AHB reasonably believes to have thereafter become an “affiliate”. AHB shall use its best efforts to cause each person who is identified as an “affiliate” of AHB pursuant to the two (2) immediately preceding sentences to deliver to IBKC, prior to the Effective Time, a written agreement, substantially in the form of Exhibit B.

4.16 Listing of IBKC Common Stock. IBKC shall before the Closing take such action as is required so that the IBKC Common Stock to be issued to shareholders of AHB is approved for listing and quotation on the Nasdaq National Market.

4.17 Letter of Transmittal. As soon as practicable but in no event more than ten (10) Business Days after the Effective Time, IBKC will send to all former shareholders of AHB identified on a list provided to it by AHB a letter of transmittal, and will deliver the IBKC Common Stock to which each such former shareholder is entitled promptly upon receipt from such shareholder of a properly completed letter of transmittal and the appropriate stock certificates, duly endorsed if required.

4.18 Employee Contracts. IBKC will (i) honor each of AHB’s or the Bank’s contracts with its employees listed on Schedule 4.18, and each employee who is a party to any such contract shall be deemed to be a third-party beneficiary of this Section; provided, however, that no payments or benefits to officers of AHB and the Bank in connection with the Merger shall constitute an excess parachute payment under Section 280G of the Code.

4.19 Shareholder Support Commitments. AHB has delivered, or will deliver, to IBKC Shareholder Support Commitments from the directors and executive officers of AHB in substantially the form of Exhibit C.

4.20 Organization of IBAC. IBKC shall cause IBAC to be organized under the laws of Louisiana. The Board of IBAC shall approve this Agreement and the Merger, whereupon IBAC shall become a party to, and be bound by, this Agreement, and IBKC shall adopt and ratify this Agreement in its capacity as the sole shareholder of IBAC.

4.21 Board of Directors and Management of IBAC. At the Effective Time, by virtue of the Merger, the Board of Directors of IBAC shall consist of those persons serving as directors of IBKC immediately prior to the Effective Time, and the officers of IBAC shall consist of those persons serving as officers of IBKC immediately prior to the Effective Time.

4.22 Bank Merger. AHB will, and will cause the Bank to, take such action as IBKC shall deem necessary or advisable so that, on a date and at a time as soon as practicable after the Effective Time determined by IBKC, the Bank will merge into IBERIABANK.

4.23 Employment, Consulting and Insurance Agreements. Prior to the Closing: (i) Van E. Pardue will enter into an Employment Agreement substantially in the form of Exhibit D, and (ii) William E. Pratt will enter into a Consulting Agreement substantially in the form of Exhibit E and an agreement for health insurance coverage substantially in the form of Exhibit F.

ARTICLE 5: Conditions of Closing

5.1 Conditions of All Parties. The parties’ obligations to effect the Merger are subject to the following conditions:

(a) Approvals. (i) AHB’s shareholders shall have duly approved this Agreement, (ii) all statutory requirements for the Merger shall have been fulfilled, including the passage of any waiting period, and all appropriate governmental authorizations, including the authorization of the Federal Reserve, shall have been received, and (iii) any consents required under any contracts of IBKC or AHB shall have been received. AHB shall have furnished to IBKC certified copies of resolutions duly adopted by its shareholders evidencing shareholder approval of the Agreement. Holders of not more than 10% of the outstanding AHB Common Stock shall have statutory rights of dissent and appraisal pursuant to the BCL.

(b) No Restraining Action. No proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the Merger or to obtain damages or other relief in connection with the execution of this Agreement or the Merger; and no governmental body shall have given notice to any party that the Merger would violate any law or that it intends to begin proceedings to restrain consummation of the Merger.

(c) Representations, Warranties and Covenants. Each of the other party’s representations and warranties shall have been accurate on the date hereof, shall have remained accurate from and after such date and shall be accurate in all material respects through the Closing, with the same effect as though made at such date, except to the extent of changes permitted by the terms hereof, and the other party shall have performed in all material respects all obligations required to be performed by it at or before to the Closing. In addition, each party shall have delivered to the other a certificate dated as of the Closing and signed by its chief executive and chief financial officers that, except as specified therein, they do not know, and have no reasonable grounds to know, of any material inaccuracy or failure of any representation, warranty or covenant made by it herein. The representations and warranties shall not, however, survive the Closing and no party or any of its directors, officers or employees shall retain any liability except for fraud or false or misleading statements made intentionally, knowingly, or recklessly in connection with such representations and warranties.

5.2 Certificates. Each party shall have delivered to the other party a certificate, dated as of the time of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that (i) the conditions of its obligations under this Agreement with respect to it have been satisfied and (ii) no Material Adverse Effect has occurred from the date of the latest Balance Sheet to the Closing, all in such reasonable detail as the other party shall request.

5.3 Tax Opinion. The parties shall have obtained a written opinion of Castaing Hussey & Lolan LLC, addressed to the parties and reasonably satisfactory to their respective counsel, dated the date of the Closing, subject to the customary representations and assumptions, and substantially to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 (a)(1)(A) of the Code, and IBKC, IBAC and AHB will each be a party to the reorganization within the meaning of Section 368(b) of the

Code; (ii) no gain or loss will be recognized by IBKC or AHB as a result of the Merger; (iii) a shareholder of AHB who receives both IBKC Common Stock and cash in exchange for all of his or her shares of AHB Common Stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the IBKC Common Stock received (including any fractional share of IBKC Common Stock deemed to be received and exchanged for cash) and the amount of cash received over (b) the shareholder’s aggregate tax basis in the shares of AHB Common Stock exchanged in the Merger; and (2) the amount of cash received; (iv) the aggregate tax basis of the IBKC Common Stock received by shareholders of AHB, who exchange all of their AHB Common Stock in the Merger will equal such shareholders’ aggregate tax basis in the shares of AHB Common Stock being exchanged, reduced by any amount allocable to a fractional share interest of IBKC Common Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such shareholder in the Merger; (v) the holding period of the shares of IBKC Common Stock received in the Merger will include the period during which the shares of AHB Common Stock surrendered in exchange therefore were held, provided such shares of AHB Common Stock were held as capital assets at the Effective Time.

5.4 Legal Opinions. Each party shall have received an opinion from counsel for the other party, dated as of the Effective Time, with respect to such matters and in substantially the form of Exhibits G and H.

5.5 Updated Fairness Opinion. AHB shall have received from Chaffe & Associates, Inc., its updated written opinion, dated not more than three (3) Business Days of the date of the Proxy Statement, confirming the opinion delivered to AHB pursuant to Section 3.2(q).

5.6 Employment, Consulting and Insurance Agreements. Van E. Pardue shall have entered into an Employment Agreement substantially in the form of Exhibit D. William E. Pratt shall have entered into a Consulting Agreement substantially in the form of Exhibit E and an agreement for health insurance coverage substantially in the form of Exhibit F. No payments or benefits to officers of AHB and the Bank in connection with the Merger shall constitute an excess parachute payment under Section 280G of the Code.

5.7 AHB Commitments. AHB shall have fulfilled its prior commitments to IBKC regarding the resolution of certain corporate matters, as set forth in correspondence between the parties dated September 23, 2004.

5.8 Waiver of Conditions. Any condition to a party’s obligations hereunder may be waived by it, other than those in Sections 5.1(a) and (b).

ARTICLE 6: Termination

6.1 Termination. This Agreement may be terminated at any time before the Effective Time:

(a) Mutual Consent. By the mutual consent of the parties.

(b) Material Breach. By either party in the event of a material breach by the other party of any representation, warranty or covenant herein, which in either case can not be cured by the earlier of (i) thirty (30) days after written notice of such breach is delivered to the breaching party, (ii) the Effective Time or (iii) the date set forth in subparagraph (c)(i) or (c)(iii) below.

(c) Abandonment. By either party if (i) all conditions to Closing in Article 5 have not been met or waived by March 31, 2005, or (ii) any such condition cannot be met by such date and has not been waived by the party in whose favor it runs, or (iii) the Merger has not occurred by such date; provided, however, that IBKC may, at its option, extend such date until June 30, 2005, if the conditions to Closing in Section 5.1(a)(ii) have not been met or waived by March 31, 2005; provided; however, that IBKC has (i) complied with its obligation to file promptly all required regulatory applications, (ii) not received a formal final denial of any required regulatory approval, and (iii) has conducted good faith negotiations with any regulatory body concerning a proposed divestiture in connection with the Merger.

(d) Board Recommendation. By IBKC if AHB’s Board shall or shall have resolved, after IBKC has elected not to exercise its Right of First Refusal provided for in Section 4.10(e), if applicable, to (i) withdraw, modify or change its recommendation to its shareholders of this Agreement or the Merger, (ii) recommend to its shareholders (A) any merger, consolidation, share exchange, or other similar transaction (other than the Merger), (B) any sale, lease, or other disposition of all or substantially all of its assets, or (C) any acquisition, by any person or group, of the beneficial ownership of a majority or more of any class of its capital stock; or (iii) announce a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

(e) Approvals. By either party if (i) this Agreement is disapproved by the shareholders of AHB, or (ii) any agency whose approval is required for the Merger denies any application for such approval or notifies such party that it intends to impose conditions to its approval that are not reasonably acceptable to such party, including, but not limited to, a condition requiring IBKC to divest deposits or other assets.

6.2 Effect of Termination; Survival.

(a) Upon its termination pursuant to this Article 6, this Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement, or its termination, on the part of any party or its directors, officers, employees, agents or shareholders except for (i) any liability of a party arising out of an intentional breach of any representation, warranty or covenant herein prior to the termination date unless such breach was required by law or by a bank or bank holding company regulatory authority or (ii) any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement and the Effective Time: the last two sentences of Section 4.4, Section 6.2 and Article 7.

(b) If this Agreement is terminated by IBKC pursuant to subsection (b) or (d) of Section 6.1, if a breach by AHB under Section 6.1(b) is intentional, and within fifteen (15) months after the date of such termination AHB, without IBKC’s prior written consent, accepts an

Acquisition Proposal, then AHB shall pay IBKC $1,000,000 upon consummation of such Acquisition Proposal. A breach by AHB under Section 6.1(b) shall be intentional if such breach results from any action or inaction by AHB or its representatives which AHB or its representatives knew, or should have known, would constitute, or cause, such breach.

(c) In the event this Agreement is terminated as a result of IBKC’s or AHB’s intentional failure to satisfy any of its representations, warranties or covenants set forth herein, IBKC or AHB shall reimburse the other party for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $50,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

ARTICLE 7: Miscellaneous

7.1 Notices. Any notice, communication, waiver or consent (“Notice”) required or permitted to be given in connection herewith must be in writing and may be given to the person to be notified by (i) depositing it in the U. S. mail, postage prepaid and registered or certified with return receipt requested, (ii) delivering it to such person, or (iii) sending it by a national commercial courier service for same- or next-day delivery, provided such delivery is confirmed in writing by the courier. Notice is effective upon delivery. A party delivering Notice shall try to obtain a receipt. For purposes of Notice, the addresses of the parties shall, until changed by Notice, be as follows:

If to IBKC: IBERIABANK Corporation 200 West Congress Street Lafayette, LA 70501 Attention: Daryl G. Byrd	With copies to: Edward B. Crosland, Jr., Esq. Cozen O’Connor 1667 K Street, N.W., Suite 500 Washington, DC 20006

If to AHB: American Horizons Bancorp, Inc. 300 Washington Street, Suite 100 Monroe, LA 71201 Attention: William E. Pratt	With copies to: Anthony J. Correro, III, Esq. Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. 201 St. Charles Avenue, 46th Fl. New Orleans, LA 70170-4600

7.2 Waivers; Consents. Failure by a party to enforce any right hereunder is not a waiver of such right unless it is an express written waiver executed by its chief executive officer or a person designated in writing by its chief executive officer. Waiver of any one right is not a waiver of any other right or of any continuation of the violation waived, and a consent to an action or inaction is not a consent to any other action or inaction, including an action or inaction that was the same as the action or inaction to which consent was given.

7.3 Expenses. Except as provided in Sections 4.2 and 6.2(c), regardless whether the Merger is consummated, all expenses incurred in connection herewith will be borne by the party incurring them.

7.4 Headings. The headings herein are included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

7.5 Exhibits and Schedules. The exhibits and schedules hereto are incorporated herein by this reference and expressly made a part hereof.

7.6 Integrated Agreement. This Agreement, the exhibits and schedules hereto and all other papers delivered in accordance herewith constitute the entire agreement of the parties with respect to the subject matter hereof, all prior agreements being superseded hereby.

7.7 Choice of Law. This Agreement’s validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State.

7.8 Parties in Interest. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that neither party may transfer or assign it without the other party’s prior consent, including any transfer or assignment by operation of law. Nothing herein shall be construed to give anyone other than the parties any rights, except as expressly provided for herein.

7.9 Amendment; Waivers. This Agreement or any exhibit or schedule may be amended or restated at any time by (i) the parties, by mutual agreement approved by their Boards, except that the consideration to shareholders of AHB shall not be amended after approval of the Merger Agreement by AHB’s shareholders or (ii) by the parties’ chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references, or in any other manner not material to the substance of the Merger provided, however, that no amendment shall be effective unless reduced to writing and executed by all parties to this Agreement. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

7.10 Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date on the first page hereof.

IBERIABANK CORPORATION		AMERICAN HORIZONS BANCORP, INC.

By:	/s/ Daryl G. Byrd	By:	/s/ William E. Pratt
	Daryl G. Byrd		William E. Pratt
	President		Vice President

IBAC has joined as a party to this Agreement on this day of , 2004.

IBERIABANK ACQUISITION CORPORATION

By:
President

EXHIBIT A

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (“Agreement”) is made as of             , 2004, between IBERIABANK Acquisition Corporation (“IBAC”) and American Horizons Bancorp, Inc. (“AHB”), in connection with the Agreement and Plan of Merger, dated as of             , 2004 (the “Plan”), between IBAC and IBERIBANK Corporation on the one hand and AHB on the other hand. Capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

ARTICLE 1: TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions hereof, at the Effective Time (defined herein), AHB shall be merged with and into IBAC, a wholly-owned subsidiary of IBKC (the “Merger”), in accordance with, and with the effect provided in, the Louisiana Business Corporation Law (the “BCL”).

1.2 Assumption of Rights and Liabilities. At the Effective Time and thereafter, all the rights and property, real, personal, and mixed, of AHB, shall be deemed to be transferred to and vested in IBAC without further act or deed; and the title to any real estate, or any interest therein, vested in IBAC shall not revert or be in any way impaired by reason of the Merger. All liabilities and obligations of AHB of every kind and description shall be assumed by IBAC, and IBAC shall be bound thereby in the same manner and to the same extent that AHB was so bound at the Effective Time.

ARTICLE 2: MANNER OF CONVERTING SHARES

2.1 Conversion of AHB Common Stock.

(a) Except for shares of AHB Common Stock as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited (“Dissenters’ Shares”) under the BCL, and as otherwise provided herein, at the Effective Time each outstanding share of AHB Common Stock will be converted into the “Merger Consideration” which shall mean:

(i) (A) .3771 (the “Exchange Ratio”) shares of IBKC Common Stock (to the nearest ten-thousandth of a share) to be exchanged for each share of AHB Common Stock and cash (without interest) payable with respect to any fractional share of IBKC Common Stock (as determined below); or

(B) if the average of the closing prices of the IBKC Common Stock as reported on the Nasdaq Stock Market on each of the ten (10) trading days ending five (5) Business Days prior to the Effective Time (the “Market Value”) is greater than $59.02 per share, the Exchange Ratio shall equal the quotient (to the nearest ten-thousandth of a share) obtained by dividing $22.25 by the Market Value; or

(C) if the Market Value is less than $56.00 per share, the Exchange Ratio shall equal the quotient (to the nearest ten-thousandth of a share) obtained by dividing $21.11 by the Market Value; plus

(ii) the right to receive a cash payment (without interest) to be determined as follows: (A) Schedule 2.1 identifies all loans, funded and unfunded commitments, and letters of credit to certain individual and related AHB borrowers (“Obligations”) and sets out beside each Obligation an amount herein referred to as a “Cash Credit”, with all such Cash Credits totaling an aggregate of $1,588,862 as of the date of this Agreement (the “Cash Consideration”);

(B) For Obligations that have been cancelled, paid in full or sold in their entirety by AHB prior to the fifth Business Day before the Closing (the “Calculation Date”) for a price not less than the total amount of the Obligations then outstanding, the entire Cash Credit with respect thereto shall be included in the Cash Consideration;

(C) For Obligations that remain outstanding as of the Calculation Date, that portion of the Cash Credit determined by multiplying the Cash Credit times a fraction, the denominator of which is the total amount of the Obligations set forth in Schedule 2.1. and the numerator of which is the amount by which the balance of the Obligations on the Calculation Date is less than such total amount, shall be included in the Cash Consideration;

(D) For Obligations that are sold in their entirety by AHB after the Calculation Date and prior to the Closing for a price not less than the Obligation amount then outstanding less the net Cash Credit resulting from the reduction of the Obligation amount set forth in Schedule 2.1, the net Cash Credit shall be included in the Cash Consideration;

(E) No Cash Credit shall be available for any portion of an Obligation that is charged off, and no Cash Credit shall be available if, without the prior consent of IBKC, any material collateral securing an Obligation is released other than in connection with the full payment or sale of the entire Obligation; and

(F) At the Closing, each AHB shareholder’s fractional interest in all then outstanding shares of AHB Common Stock shall be multiplied by the Cash Consideration.

(b) Shares of AHB Common Stock that are held by AHB and any AHB subsidiary (other than shares held in a fiduciary capacity other than for AHB and any AHB subsidiary) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Time and without any further action by any party.

(c) If before the Effective Time, IBKC should split or combine the IBKC Common Stock, or pay a stock dividend in IBKC Common Stock, or otherwise change the IBKC Common Stock into any other securities, or make any other dividend or distribution in respect of the IBKC Common Stock (other than normal cash dividends as the same may be adjusted from time to time in accordance with or not in violation of this Agreement), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(d) In lieu of issuing any fractional share of IBKC Common Stock, each holder of AHB Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the certificate(s) which represented AHB Common Stock, will receive cash (without interest) equal to such fractional share multiplied by the Market Value.

(e) After the Effective Time, each holder of AHB Common Stock (other than Dissenters’ Shares), upon surrender of such holder’s certificates in accordance herewith, will be entitled to receive the Merger Consolidation into which such holder’s shares have been converted, less any applicable tax withholding. Until then, each certificate for AHB Common Stock will represent the number of whole shares of IBKC Common Stock and cash into which the shares of AHB Common Stock represented thereby were converted, except that IBKC may refuse to pay any dividend or other distribution payable to holders of any unsurrendered certificate for AHB Common Stock until surrender or if such dividend or distribution has reverted in full ownership to IBKC under its Articles of Incorporation. Whether or not a certificate for AHB Common Stock is surrendered, after the Effective Time it will not represent any interest in any person other than IBKC.

ARTICLE 3: EFFECTIVENESS

3.1 Effectiveness. Consummation of the Merger is conditioned upon the approval of this Agreement by the Board of Governors of the Federal Reserve System and necessary filings with the Louisiana Secretary of State, and the other conditions set forth in the Plan. The Merger shall become effective on the date and at the time this Agreement is filed with the Secretary of State of Louisiana (the “Effective Time”).

3.2 Additional Actions. If, after the Effective Time, IBAC shall believe any act to be necessary or desirable to carry out the purposes of this Agreement, AHB and its proper officers and directors shall be deemed to have granted to IBAC an irrevocable power of attorney to do any such act, and the proper officers and directors of IBAC are fully authorized in the name of AHB to take any and all such action.

ARTICLE 4: MISCELLANEOUS

4.1 Amendment. This Agreement or any exhibit or schedule may be amended or restated at any time by (i) the parties, by mutual agreement approved by their Boards, except that the consideration to shareholders of AHB shall not be amended after approval of the Plan by AHB’s shareholders or (ii) by the parties’ chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references, or in any other manner not material to the substance of the Merger; provided, however, that no amendment shall be effective unless reduced to writing and executed by all parties to this Agreement. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver or any other or subsequent breach or noncompliance hereunder.

4.2 Termination. Prior to the Effective Time, this Agreement may be terminated, and the Merger abandoned, as set forth in the Plan, and shall terminate on any termination of the Plan.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

4.4 Governing Law. This Agreement’s validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State.

THE BOARD OF DIRECTORS OF IBERIABANK ACQUISITION CORPORATION

THE BOARD OF DIRECTORS OF AMERICAN HORIZONS BANCORP, INC.

CERTIFICATE OF SECRETARY

OF IBERIABANK ACQUISITION CORPORATION

I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and stockholders of IBERIABANK Acquisition Corporation

Certificate dated                     , 2004.

Secretary

CERTIFICATE OF SECRETARY

OF AMERICAN HORIZONS BANCORP, INC.

I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and stockholders of American Horizons Bancorp, Inc.

Certificate dated                     , 2004.

Secretary

EXECUTION BY CORPORATIONS

Considering the approval of this Agreement, as certified above, this Agreement is executed by such corporations, acting through their respective Presidents, this         day of                     , 2004.

IBERIABANK ACQUISITION CORPORATION		AMERICAN HORIZONS BANCORP, INC.

By:		By:
Its:	President	Its:	President

ACKNOWLEDGMENT AS TO

IBERIABANK ACQUISITION CORPORATION

STATE OF LOUISIANA

PARISH OF LAFAYETTE

BEFORE ME, the undersigned authority, personally came and appeared                              who, being duly sworn, declared and acknowledged before me that he is the President of IBERIABANK Acquisition Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

Appearer

Sworn to and subscribed before me

this             day of                 , 2004.

Notary Public

ACKNOWLEDGMENT AS TO

AMERICAN HORIZONS BANCORP, INC.

STATE OF LOUISIANA

PARISH OF OUACHITA

BEFORE ME, the undersigned authority, personally came and appeared                             , who, being duly sworn, declared and acknowledged before me that he is the President of American Horizons Bancorp, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

Appearer

Sworn to and subscribed before me

this             day of             , 2004.

Notary Public